Exhibit 99.1
News Release

Woodward, Inc.
1000 East Drake Road
Fort Collins, Colorado 80525, USA
Tel: 970-482-5811
Fax: 970-498-3058

FOR IMMEDIATE RELEASE
CONTACT:	Don Guzzardo Director, Investor Relations and Treasury 970-498-3580

Woodward, Inc. Signs Agreement to Acquire Hydraulic Thrust Reverser Actuation Systems (“TRAS”)
Business from General Electric

Fort Collins, Colo., December 28, 2012—Woodward, Inc. (NASDAQ:WWD) today announced that on December 27, 2012, it signed a purchase agreement with GE Aviation Systems to acquire the assets of its hydraulic thrust reverser actuation systems business located in Duarte, California (the “Duarte Business”) for $200 million in cash, and the parties have entered into a preferred supplier agreement for thrust reverser actuation systems. The transaction is expected to close later today.

“The acquisition of the Duarte Business by Woodward’s Aerospace segment provides us with expanded motion control technologies and platforms, more specifically Thrust Reverser Actuation Systems,” said Thomas A. Gendron, Woodward Chairman and Chief Executive Officer.

The Duarte Business, which employs approximately 350 people, serves customers such as Boeing, GE, Safran and the U.S. government. Its products are used primarily on commercial aircraft such as the Boeing 737, 747 and 777, and Airbus A320.

The Duarte Business’ sales for fiscal year 2013 are anticipated to be approximately $150 million. The Duarte Business will be integrated into Woodward’s Aerospace business segment. Woodward believes there will be operating synergies and significant opportunities for both organizations to share technologies and leverage the customer base.

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Woodward has committed financing and available cash sufficient to fund the payment of the purchase price and also provide short-term liquidity after closing. Woodward currently has a $400 million revolving credit facility in place, substantially all of which is currently available.

The addition of the Duarte Business is expected to be slightly accretive to Woodward’s earnings per share for fiscal year 2013.

About Woodward, Inc.
Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and energy markets. Our aerospace systems and components optimize the performance of fixed wing and rotorcraft platforms in commercial, business and military aircraft, ground vehicles and other equipment. Our energy-related systems and components enhance the performance of industrial gas and steam turbines, reciprocating engines, compressors, wind turbines, electrical grids and other energy-related industrial equipment. The company’s innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com.

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including but not limited to statements regarding the combined company’s plans, objectives, expectations and intentions, the expected impact of the acquisition on the future earnings of Woodward, anticipated benefits of the acquisition of Duarte and expected business opportunities that may be available to Woodward, the closing date of the acquisition and the payments to be made by Woodward on that date, the manner in which Woodward intends to finance the acquisition and short-term liquidity after the closing, and the availability of sufficient liquidity to satisfy these funding requirements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, Woodward’s inability to obtain financing for the acquisition on commercially acceptable terms or at all, the inability of the parties to consummate the acquisition, the failure of Woodward to successfully integrate the Duarte Business or realize synergies, the inability to achieve the anticipated sales for 2013, and other risk factors described in Woodward’s Annual Report on Form 10-K for the year ended September 30, 2012.

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